UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 ___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

NORTHWEST INDIANA BANCORP

(Exact name of registrant as specified in its charter)

Indiana	000-26128	35-1927981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9204 Columbia Avenue
Munster, Indiana 46321
(Address of principal executive offices) (Zip Code)

(219) 836-4400

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 26, 2016, NorthWest Indiana Bancorp (the “Bancorp”) and its bank subsidiary, Peoples Bank SB (the “Bank”), entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. David Bochnowski which supersedes and replaces the prior employment agreement between the Bancorp, the Bank and Mr. Bochnowski dated December 29, 2008.

The Employment Agreement provides that effective April 28, 2016, David A. Bochnowski (the “Executive”) shall serve as the Executive Chairman of the Bancorp and the Bank for a five-year term and provides for a base salary of $240,000.00 per year, subject to increases awarded by the Board of Directors and possible decreases before a change of control of the Bank based on operating results. The Executive is also entitled to discretionary bonuses, customary fringe benefits and vacation leave. The Bank will continue to pay the premiums on life insurance policies insuring the Executive providing for current benefits of approximately $1.9 million. As Executive Chairman the Executive is to assist his successor in connection with his transition to his role as the Chief Executive Officer of the Bancorp and the Bank and to assist the Bancorp and the Bank with their strategic goals and budgeting process.

The Employment Agreement is terminable by the Bank for cause, defined as (i) the Executive’s commission of an act materially and demonstrably detrimental to the Bank or its subsidiaries constituting gross negligence or willful misconduct of the Executive in the performance of his material duties to the Bank or (ii) the Executive’s conviction of a felony involving moral turpitude.

If the Employment Agreement terminates because he is discharged for cause, or because of the Executive’s resignation without Good Reason (as defined below), the Bank is to pay the Executive any amounts owed to him under the Employment Agreement through his date of termination.

In the event of termination of the Employment Agreement as a result of the death of the Executive, the Bank is to pay his heirs or estate any amounts owed to him under the Employment Agreement through his date of termination. In addition, within 30 days of such date, the Bank is to pay to his heirs or estate a cash lump sum equal to his then-current annual base salary and his most recent annual bonus times the number of years and fractions thereof remaining in the term of the Employment Agreement.

In the event of termination of the Employment Agreement as a result of the disability of the Executive, the Bank is to pay the Executive any amounts owed to him under the Employment Agreement through his date of termination. In addition, he will be entitled to a cash bonus equal to his most recent annual bonus, compensation until the end of the term of the Employment Agreement equal to 66% of his current base salary and annual bonus, and continuation of welfare benefits and senior executive perquisites that would have been provided to Executive had he remained employed during such period (reduced by any disability payments owed to Executive under the Bank’s disability policies and programs).

If the Executive is discharged without cause or resigns for Good Reason (defined as the failure to re-elect him as Executive Chairman and as Chairman of the Board of Directors of the Bancorp or the Bank, a substantial diminution in the Executive’s responsibilities or duties, or a material breach by the Bank of the agreement), the Executive will be entitled to (1) a cash bonus equal to the most recent annual bonus received by the Executive, (2) a lump sum amount equal to three times his then-current salary and recent annual bonus, (3) continuation for three years of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, and (4) a payment required to prefund future premiums on the life insurance policies described above likely to become due prior to the end of the term of the agreement.

The Employment Agreement provides that if the Executive’s employment terminates for any reason after a Change of Control (as defined in the agreement) of the Bank, the Executive will receive the benefits as provided above, except that unless his benefits would thereby be reduced, the computations will be made by using the Executive’s most recent annual bonus before the Change of Control and welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the Change of Control of the Bank. In addition, in the event of a Change of Control, the Bank is to pay to the Executive all future premiums on the life insurance policies on Executive’s life expected to become due before the end of the term of the Employment Agreement.

If Internal Revenue Code Section 280G (which generally applies to certain severance payments triggered by a change in control) would cause the payments to be made to the Executive to be subject to an excise tax as imposed by Internal Revenue Code Section 4999, the Executive’s compensation will be “grossed up” to make him whole with respect to such taxes.

During a period of one year following his termination of employment, the Executive may not solicit or induce any employees or customers of the Bank to leave the Bank.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Amended and Restated Employment Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2016, the Bancorp announced that David A. Bochnowski (age 70) intends to retire as Chief Executive Officer of both the Bancorp and the Bank effective April 28, 2016. The Board of Directors of the Bancorp announced that Benjamin J. Bochnowski (age 35), the current President and Chief Operating Officer of the Bancorp and the Bank, will assume the position of Chief Executive Officer of the Bancorp and the Bank upon David Bochnowski’s retirement as Chief Executive Officer on April 28, 2016. Benjamin J. Bochnowski is the son of David A. Bochnowski.

As described above, on February 26, 2016 David Bochnowski entered into an Employment Agreement to be employed by the Bancorp and the Bank as their Executive Chairman, which position he will hold for five years ending April 28, 2021, when he is intending to retire from that position. It is expected that David Bochnowski will continue serving as Chairman of the Boards of both organizations. The Employment Agreement outlining terms relating to David Bochnowski’s service as Executive Chairman is described in Item 1.01 of this Form 8-K and incorporated by reference herein. Information regarding any material plan, contract, or arrangement between the Bancorp, Bank, and Benjamin Bochnowski in connection with his appointment is unavailable at this time. The Bancorp will report such information, if and when it becomes available, in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

The press release issued on February 26, 2016, concerning these matters is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On February 26, 2016, the Bancorp issued a press release announcing that the Board of Directors has declared a quarterly cash dividend of $0.27 per share on the Bancorp’s common stock payable on April 5, 2016 to shareholders of record on March 25, 2016. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Additionally, on February 26, 2016 the Bancorp’s Board of Directors approved and authorized the Bancorp’s election to become a financial holding company under the Gramm Leach Bliley Act of 1999. Becoming a financial holding company will provide the Bancorp the flexibility to take advantage of expanded powers available to financial holding companies under the Bank Holding Company Act of 1956, as amended.

Forward-Looking Statements

Certain matters discussed in this document may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The registrant has tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. The Bancorp cautions readers that forward-looking statements, including without limitation, those relating to the Bancorp’s future business prospects, interest income and expense, net income, liquidity, and capital needs, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to a number of factors, including those set forth in the Bancorp’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Bancorp also cautions readers that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. The Bancorp undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed herewith:

10.1	Amended and Restated Employment Agreement, dated February 26, 2016, by and among NorthWest Indiana Bancorp, Peoples Bank SB and David A. Bochnowski.

99.1	Press Release issued by NorthWest Indiana Bancorp on February 26, 2016.

99.2	Dividend Press Release dated February 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2016

NORTHWEST INDIANA BANCORP

By:	/s/ David A. Bochnowski
Name: David A. Bochnowski
Title: Chairman of the Board and Chief Executive Officer